Wendi E. Strong
                                                  (972) 281-1481


    KIMBERLY-CLARK ANNOUNCES AGGRESSIVE FINANCIAL OBJECTIVES  AND
                DIVESTITURE OF STAND-ALONE PULP MILLS

 ``STRETCH' OBJECTIVES CALL FOR DOUBLING E.P.S. FROM OPERATIONS FROM 1995 TO 2000 AND CONSISTENTLY DELIVERING TOTAL SHAREHOLDER RETURN IN
                        EXCESS OF THE S&P 500

   COMPANY INTENDS TO SELL PULP MILLS AT TERRACE BAY, ONTARIO; NEW
    GLASGOW,     NOVA SCOTIA; AND MIRANDA, SPAIN BY MID-YEAR 1998

 BOARD OF DIRECTORS AUTHORIZES 2-FOR-1 STOCK SPLIT, DIVIDEND INCREASE
          OF 4.3% AND ADDITIONAL 1 MILLION SHARE REPURCHASE

NEW YORK, February 25, 1997 - As a next step in driving shareholder value, Kimberly-Clark Corporation (NYSE: KMB) today announced two aggressive, ''stretch'' targets for its financial performance: 1) doubling earnings per share from operations from $3.86 in 1995 to at least $7.72 in the year 2000 and 2) delivering total shareholder return consistently in excess of the S&P 500 Index.
     At a meeting of investors and securities analysts here, Wayne R. Sanders, chairman of the board and chief executive officer, announced that to help reach its goals, the company intends to move out of the cyclical, capital-intensive pulp business by selling its operations and related woodlands at Terrace Bay, Ontario; New Glasgow, Nova Scotia; and Miranda, Spain, by mid-1998.
     'High priority will be placed on the needs of our employees and their communities in choosing a buyer and structuring a sale,'
Mr. Sanders said. 'Terrace Bay and New Glasgow, in particular, are efficient and competitive facilities and will be sold only at a fair price. We then intend to redeploy the capital from our pulp operations into higher-returning investments for our shareholders.' (In December 1996, the company announced the proposed sale of its pulp and newsprint operations in Coosa Pines, Ala. That sale to Montreal-based Alliance Forest Products is expected to be completed in late March for approximately $600 million in cash.)
     Separately, the board of directors of Kimberly-Clark announced a 2-for-1 split of the company's common stock and increased the quarterly dividend by 4.3 percent to 48 cents from 46 cents per share on a pre-split basis. The board also authorized the repurchase of an additional 1 million shares of the company's common stock, bringing the number of shares currently available for repurchase to 2.2 million.
     'Since our merger with Scott Paper in December 1995, Kimberly-Clark has become a much stronger company in both financial and strategic terms,' Mr. Sanders said. 'These latest board actions reflect our record earnings in 1996, our strong balance sheet and our confidence in the future.
     'The merger accelerated our transformation to a more global consumer products company, and today we are a world leader in our three core businesses - personal care, consumer tissue and away-from-home products,' he said.
     'Now, we are raising the bar for our financial performance and implementing the final phase of our full transition from a diversified paper company to a global consumer products company,' he said. 'Today's announcements, which come as Kimberly-Clark celebrates its 125th year in business, clearly signal our belief that we have outstanding prospects that should lead to substantial earnings growth and continued superior returns for our shareholders.'
FINANCIAL TARGETS

     Mr. Sanders said the company must add $1.1 billion in net earnings or the equivalent of $1.8 billion in operating earnings to double earnings per share from operations for the five-year period from 1995 to 2000. About half of this growth is expected to come from merger-related synergies, further productivity gains and margin expansion, primarily related to the European diaper business and the commercialization of new tissue technology. He said worldwide volume growth would account for a third of the increase in earnings, with the balance coming from acquisitions, which will more than replace the loss of earnings from divested businesses.
     Commenting on total shareholder return, he said, 'Kimberly-Clark has outperformed the S&P in every five-year period since 1980, and our prospects have never been as strong as they are today.' He also told investors and analysts the company has implemented a revised annual bonus plan based on achieving business unit results consistent with the new financial objectives.
PULP STRATEGY

     Internal pulp operations currently meet approximately 80 percent of Kimberly-Clark's worldwide virgin fiber needs; following the divestitures of its Coosa Pines operations and its stand-alone pulp
mills, that number will be reduced to below 30 percent.   Mr. Sanders
said the company will retain sufficient pulp and recycled fiber capacity in North America to support its away-from-home products and its consumer tissue products in the value category, all of which compete with products from fiber-integrated manufacturers. Consequently, pulp operations are being retained in Everett, Wash., and Mobile, Ala., where the company also manufactures tissue products.
     As part of its overall fiber strategy, the company plans to write down certain pulp assets and to close its Mohave converting mill in Yucca, Ariz. In the first quarter of 1997, the company expects to record a net gain of 7 cents per share, recognizing the sale of the Coosa Pines mill and woodlands, as well as costs associated with write-downs and the closure of the Mohave operation.
     Morgan Stanley & Co. Incorporated has been retained to assist the company in selling the Canadian pulp mills and related woodlands. COMMON STOCK ACTIONS

     Regarding the stock split, an additional share of stock for each share held will be issued on April 2, 1997, to stockholders of record on March 7, 1997. The increased dividend also is payable according to those dates. The 2-for-1 split will be the seventh in the company's history and the fourth since 1984. This will be the 25th consecutive year Kimberly-Clark has raised its quarterly dividend.
     Mr. Sanders said the company has already repurchased 2.5 million shares of its common stock this year and expects to buy back the remaining 2.2 million shares available for repurchase by the end of the year. He added that he expects additional repurchases will be authorized during 1997 up to the limits allowed by pooling of interests accounting.
1997 OUTLOOK

As to the future, Mr. Sanders said the percentage increase in net sales year-to-year is likely to be relatively modest due to the loss of revenues of divested businesses; however, volume growth from ongoing businesses is expected to be at least 6 percent in 1997. 'Assuming prices remain stable, operating margins should continue to improve on the strengths of volume gains and cost savings,' he said.
     Because the merger has afforded additional tax planning opportunities, the company's consolidated effective tax rate is expected to decline from 35 percent in 1996 to 33 percent in 1997, Mr. Sanders said. Expenditures for capital spending and regional acquisitions this year will be about $1.1 billion to $1.2 billion, he added.
     Mr. Sanders also noted that, as previously disclosed, the sale of Coosa and mandated changes in accounting for the company's Mexican affiliate are expected to have a negative impact on 1997 earnings per share of 5 cents and 3 cents, respectively.
     He added that merger savings in 1996 of $280 million exceeded the company's target by $30 million. 'Therefore, the incremental savings in 1997 is expected to be $120 million instead of $150 million,' he said. 'In other words, we're right on track to achieve our original estimate of a total of $400 million in savings in 1997 and $500 million annually by 1998.
     'As usual, we have our work cut out for us, but we have enormous confidence in Kimberly-Clark's future,' Mr. Sanders said. 'We delivered on the objectives we set last year, and we are committed to meeting our new stretch objectives.'
     A Fortune 100 company, Kimberly-Clark is a leading global manufacturer of personal care, consumer tissue and away-from-home products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes and Wypall. Other brands well-known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of professional health care products and premium business, correspondence and technical papers. The company has manufacturing operations in 35 countries and sells its products in more than 150 countries.

Certain matters contained in this news release concerning the business outlook, anticipated financial results and contemplated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these events will occur or that the company's results will be as estimated. The assumptions used as a basis for the forward-looking statements include many estimates which, among other things, depend on the achievement of future volume increases and cost savings, including cost savings related to the merger with Scott Paper Company, the consummation of projected divestitures on terms advantageous to the company and the availability of suitable acquisition candidates. In addition,many factors outside the control of the company, including the prices of raw materials, potential competitive pressures on selling prices or advertising and promotion expenses for the company's products, as well as general economic conditions in the market in which the company does business, could also impact the realization of such estimates.